Exhibit 5.1

[Letterhead of Hinckley Allen Snyder LLP]

March 10, 2009

Perini Corporation

73 Mt. Wayte Avenue

Framingham, Massachusetts 01701

RE:	Registration Statement on Form S-8 for Perini Corporation 2004 Stock Option and Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to Perini Corporation, a Massachusetts corporation (the “Company”), in connection with the filing by the Company of the Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission relating to an additional Two Million Five Hundred Thousand (2,500,000) shares of the Company's common stock, par value $1.00 per share (the “Common Stock”), issuable under the Company’s 2004 Stock Option And Incentive Plan, as amended (the “Plan”).

In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Articles of Incorporation and Bylaws of the Company, each as amended through the date hereof, (iii) the Plan, (iv) a certificate of Computershare evidencing the approval by the shareholders of the Company at the Company’s 2008 Annual Shareholders Meeting held September 5, 2008 of the amendment to the Plan relating to the additional Two Million Five Hundred Thousand (2,500,000) shares of Common Stock issuable under the Plan, (v) resolutions of the Board of Directors of the Company relating to approval of the additional Two Million Five Hundred Thousand (2,500,000) shares of Common Stock issuable under the Plan and (v) such other instruments, documents and records as we have deemed necessary and relevant for the purposes hereof.

In making the aforesaid examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies.

Based upon and subject to the foregoing, we are of the opinion that the Common Stock which may be issued under the Plan has been duly authorized.

The foregoing opinion is based on and is limited to the law of the Commonwealth of Massachusetts and the relevant federal law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement. This opinion is rendered to you in connection with the Registration Statement, and except as consented to in the preceding sentence, may not be relied upon or furnished to any other person in any context. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Hinckley, Allen & Snyder LLP